UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  03/30/2007

Ansoft Corporation
(Exact name of registrant as specified in its charter)

Commission File Number:  000-27874

Delaware	721001909
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

225 West Station Square Drive, Suite 200
Pittsburgh, PA 15219
(Address of principal executive offices, including zip code)

412-261-3200
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 8.01.    Other Events

On March 30, 2007, Nicholas Csendes, President and Chief Executive Officer of Ansoft Corporation (the "Company"), Zoltan Cendes, Chairman and Chief Technology Officer of the Company and Thomas A.N. Miller, Chief Financial Officer of the Company, each separately established a pre-arranged stock trading plan to sell shares of Company common stock already held or to be acquired on the exercise of stock options, at prevailing market prices (but not below predetermined target prices). The plans were adopted in accordance with the guidelines of Rule 10b5-1 of the Securities and Exchange Act of 1934 and the Company's policy regarding stock transactions by Company insiders. The transactions under these plans will be disclosed publicly through Form 144 and Form 4 filings with the Securities and Exchange Commission (the "SEC").

These trading plans are not meant to reflect a lack of confidence in the Company or its future by Mr. Csendes, Dr. Cendes and Mr. Miller, but are designed to exercise options that will soon be expiring, for estate planning purposes and to allow each of them to monetize a portion of their equity position in a systematic, nondiscretionary manner with the goal of minimal market impact and compliance with regulations adopted by the SEC.

Under Mr. Csendes' 10b5-1 plan, which became effective March 30, 2007, Mr. Csendes may sell up to 50,000 shares of Company common stock already held and exercise up to 250,000 stock options and sell the shares of Company common stock received. The trading plan is scheduled to terminate on October 7, 2007, unless it terminates sooner under plan provisions.

Under Dr. Cendes' 10b5-1 plan, which became effective March 30, 2007, Dr. Cendes may sell up to 50,000 shares of Company common stock already held and exercise up to 250,000 stock options and sell the shares of Company common stock received. The trading plan is scheduled to terminate on October 14, 2007, unless it terminates sooner under plan provisions.

Under Mr. Miller's 10b5-1 plan, which became effective March 30, 2007, Mr. Miller may sell up to 250,000 shares of Company common stock already held and exercise up to 50,000 stock options and sell the shares of Company common stock received. The trading plan is scheduled to terminate on September 30, 2007, unless it terminates sooner under plan provisions.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ansoft Corporation

Date: April 02, 2007	By:	/s/ Nicholas Csendes
Nicholas Csendes
President and CEO